Exhibit 99.1

News Release

Tutor Perini Reports First-Quarter Results

•                  Backlog of $7.7 billion, up 38% compared to $5.5 billion in Q1 2013

•                  Income from Construction Operations of $41.5 million, up 15% compared to $36.1 million in Q1 2013

•                  Diluted EPS of $0.33, up 6% compared to $0.31 in Q1 2013

•                  Maintaining 2014 guidance: Revenue $4.5 billion to $5.0 billion; diluted EPS $2.20 to $2.40

SYLMAR, California - (BUSINESS WIRE) - May 7, 2014 - Tutor Perini Corporation (NYSE: TPC) (the “Company”), a leading civil and building construction company, today reported results for the first quarter of 2014.

First-Quarter Results

Revenue was $955.2 million for the first quarter of 2014, compared to $992.9 million for the same period last year. Income from construction operations was $41.5 million for the first quarter, compared to $36.1 million for the same period last year. Net income was $15.9 million for the first quarter, compared to $14.8 million for the same period last year. Diluted earnings per share (EPS) were $0.33 for the first quarter, compared to $0.31 for the same period last year.

Revenue decreased 3.8% in the first quarter due primarily to decreased activity on hospitality and gaming projects in California, Arizona, Nevada, and Louisiana, which was partially offset by the ramp-up of civil and building projects at Hudson Yards in New York and a rail transportation project in California. Inclement weather in the first quarter also contributed to the decreased revenue, as it impacted several projects in the northeastern U.S. The increase in net income in the first quarter was due primarily to an overall increase in volume in our Civil segment, which was partially offset by Hurricane Sandy-related projects performed in the first quarter of 2013.

The Company used $41.1 million of cash from operating activities in the first quarter, compared to $84.5 million in the same period last year. The cash usage in the first quarter was primarily driven by the timing of payments primarily in our Civil and Building segments. At March 31, 2014, working capital was $873.5 million, an increase of $86.1 million from $787.4 million at December 31, 2013. The Company believes its financial position and available borrowing under existing credit arrangements are sufficient to support the Company’s current backlog and anticipated new work.

During the first quarter of 2014, the Company completed a reorganization which resulted in the elimination of the Management Services segment. The Management Services segment formerly consisted of the Company’s subsidiaries, Black Construction and Perini Management Services. Effective March 31, 2014, the operations and financial results of Black Construction and Perini Management Services have been consolidated into and are being reported under the Civil and Building segments, respectively. The financial tables attached hereto reflect the results under the reorganized segments for the current and historical periods presented.

Backlog Increased to $7.7 Billion on Continued Strength in New Awards

The backlog of uncompleted construction work at March 31, 2014 was $7.7 billion, an increase of $2.2 billion from $5.5 billion reported at March 31, 2013. Revenue earned during the first quarter partially offset a continued strong volume of new awards and adjustments to contracts in process, which together added approximately $1.7 billion. Significant additions to backlog in the first quarter included two New York MTA East Side Access projects collectively valued at $844 million, a $113 million technology building project in California, the $92 million I-564 Intermodal Connector design-build project in Virginia, and a $74 million wastewater treatment project in New York.

Outlook and Guidance

Commenting on the first-quarter results, Ronald Tutor, Chairman and Chief Executive Officer, said, “The Company delivered another quarter of strong results, which were in line with expectations. Our higher-margin Civil and Specialty Contractors segments continue driving backlog growth, and our Civil segment is driving profitability. We are benefiting from the execution of major multi-year projects awarded over the past 12 months, and the outlook for additional large new awards remains favorable.”

Based on the current outlook, the Company is maintaining its fiscal 2014 guidance for revenue in the range of $4.5 billion to $5.0 billion and diluted EPS in the range of $2.20 to $2.40. The Company continues to expect its earnings in 2014 will be weighted towards the second half of the year.

First-Quarter Conference Call

The Company will host a conference call at 7:30 AM Pacific Time on Wednesday, May 7, 2014, to discuss the first-quarter results. To participate in the conference call, please dial 877-407-8293 five to ten minutes prior to the scheduled time. International callers should dial +1-201-689-8349.

The conference call will be webcasted live over the internet and can be accessed on Tutor Perini’s website at www.tutorperini.com. To listen to the webcast, please visit Tutor Perini’s website at least fifteen minutes prior to the start of the call to register, download, and install any necessary software. For those unable to participate during the live call, the webcast will be available for replay shortly after the call on Tutor Perini’s website.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning, and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials, and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing, and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future and statements regarding future guidance or estimates and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company’s ability to successfully and timely complete construction projects; the Company’s ability to win new contracts and convert backlog into revenue; the Company’s ability to realize the anticipated economic and business benefits of its acquisitions and its strategy to assemble and operate a Specialty Contractors business segment; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenue, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects and the impact of changing economic conditions on federal, state and local funding for infrastructure projects; possible changes or developments in international or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials; and other risks and uncertainties discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on February 24, 2014. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Tutor Perini Corporation
Jorge Casado, 818-362-8391
Vice President, Investor Relations & Corporate Communications

www.tutorperini.com

Tutor Perini Corporation

Consolidated Balance Sheets

(In thousands, except par value)

	March 31, 2014	December 31,
	(Unaudited)	2013
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$133,064	$119,923
Restricted cash	43,269	42,594
Accounts receivable, including retainage	1,263,390	1,291,246
Costs and estimated earnings in excess of billings	698,423	573,248
Deferred income taxes	8,195	8,240
Other current assets	54,858	50,669
Total current assets	2,201,199	2,085,920

Long-term investments	46,283	46,283
Property and equipment, net	516,683	498,125
Goodwill	577,756	577,756
Intangible assets, net	110,071	113,740
Other	73,357	75,614

Total assets	$3,525,349	$3,397,438

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$122,947	$114,658
Accounts payable, including retainage	791,638	758,225
Billings in excess of costs and estimated earnings	264,118	267,586
Accrued expenses and other current liabilities	148,986	158,017
Total current liabilities	1,327,689	1,298,486

Long-term debt, less current maturities	697,823	619,226
Deferred income taxes	114,186	114,333
Other long-term liabilities	118,631	117,858
Total liabilities	2,258,329	2,149,903

CONTINGENCIES AND COMMITMENTS

STOCKHOLDERS’ EQUITY:
Preferred stock, $1 par value:
Authorized — 1,000,000 shares Issued and outstanding — none	—	—
Common stock, $1 par value:
Authorized — 75,000,000 shares Issued and outstanding — 48,527,960 shares and 48,421,467 shares	48,528	48,421
Additional paid-in capital	1,011,381	1,007,918
Retained earnings	240,514	224,575
Accumulated other comprehensive loss	(33,403)	(33,379)
Total stockholders’ equity	1,267,020	1,247,535

Total liabilities and stockholders’ equity	$3,525,349	$3,397,438

Tutor Perini Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31,	March 31,
	2014	2013
Revenues	$955,233	$992,928

Cost of operations	849,886	892,571

Gross profit	105,347	100,357

General and administrative expenses	63,850	64,278

INCOME FROM CONSTRUCTION OPERATIONS	41,497	36,079

Other expense, net	(3,373)	(827)
Interest expense	(10,831)	(11,336)

Income before income taxes	27,293	23,916

Provision for income taxes	(11,354)	(9,116)

NET INCOME	$15,939	$14,800

BASIC EARNINGS PER COMMON SHARE	$0.33	$0.31

DILUTED EARNINGS PER COMMON SHARE	$0.33	$0.31

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	48,440	47,559
Effect of dilutive stock options and restricted stock units	490	954
DILUTED	48,930	48,513

Tutor Perini Corporation

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended
	March 31,	March 31,
	2014	2013
Cash Flows from Operating Activities:
Net income	$15,939	$14,800

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	14,659	13,793
Stock-based compensation expense	5,429	3,078
Deferred income taxes	45	348
Gain on sale of property and equipment	427	(76)
Other long-term liabilities	3,494	1,851
Other non-cash items	(427)	(197)
Changes in other components of working capital	(80,696)	(118,052)
NET CASH USED IN OPERATING ACTIVITIES	(41,130)	(84,455)

Cash Flows from Investing Activities:
Acquisition of property and equipment	(8,352)	(12,179)
Proceeds from sale of property and equipment	1,417	239
Change in restricted cash	(675)	(6,514)
NET CASH USED IN INVESTING ACTIVITIES	(7,610)	(18,454)

Cash Flows from Financing Activities:
Proceeds from debt	178,038	293,014
Repayment of debt	(113,551)	(225,684)
Business acquisition related payments	(1,031)	—
Issuance of common stock and effect of cashless exercise	(1,575)	(159)
NET CASH PROVIDED BY FINANCING ACTIVITIES	61,881	67,171

Net Increase / (Decrease) in Cash and Cash Equivalents	13,141	(35,738)
Cash and Cash Equivalents at Beginning of Year	119,923	168,056
Cash and Cash Equivalents at End of Period	$133,064	$132,318

Supplemental Disclosure of Cash Paid (Received) For:
Interest	$5,383	$5,107
Income taxes	$11,703	$(2,902)

Supplemental Disclosure of Non-Cash Transactions:
Property and equipment acquired through financing arrangements	$22,332	$—
Grant date fair value of common stock issued for services	$3,491	$439

Tutor Perini Corporation

Selected Segment Information

(In thousands)

	Reportable Segments
			Specialty				Consolidated
	Civil	Building	Contractors	Totals	Corporate		Total
Three Months Ended March 31, 2014
Total revenues	$376,392	$311,315	$292,145	$979,852	$—		$979,852

Elimination of intersegment revenues	(11,236)	(13,383)	—	(24,619)	—		(24,619)

Revenues from external customers	$365,156	$297,932	$292,145	$955,233	$—		$955,233

Income from construction operations	$44,345	$1,823	$7,817	$53,985	$(12,488	)*	$41,497

Three Months Ended March 31, 2013
Total revenues	$305,249	$451,209	$301,877	$1,058,335	$—		$1,058,335

Elimination of intersegment revenues	(51,288)	(14,109)	(10)	(65,407)	—		(65,407)

Revenues from external customers	$253,961	$437,100	$301,867	$992,928	$—		$992,928

Income from construction operations	$23,250	$5,347	$19,286	$47,883	$(11,804	)*	$36,079

*  Primarily consists of corporate general and administrative expenses.

Tutor Perini Corporation

Selected Backlog Information

(In millions)

			Revenues
	Backlog at December 31, 2013	New Business Awarded (1)	Recognized in the Three Months Ended March 31, 2014	Backlog at March 31, 2014
Civil	$3,538.1	$714.2	$(365.2)	$3,887.1
Building	1,755.1	275.7	(297.9)	1,732.9
Specialty Contractors	1,661.1	663.4	(292.1)	2,032.4
Total	$6,954.3	$1,653.3	$(955.2)	$7,652.4

(1)	New business awarded consists of the original contract price of projects added to our backlog plus or minus subsequent changes to the estimated total contract price of existing contracts.